Exhibit 10.1

FIRST AMENDMENT TO AGREEMENT OF LEASE

THIS FIRST AMENDMENT (this “Amendment”) is made as of June 1, 2006, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”), and AUXILIUM PHARMACEUTICALS, INC. (“Tenant”), a corporation organized under the laws of Delaware.

BACKGROUND

A. Landlord and Tenant entered into a Lease Agreement dated December 31, 2004 (the “Lease”), covering Premises consisting of approximately 31,092 rentable square feet known as 40 Valley Stream Parkway, Malvern, Pennsylvania (“40 VSP”), as more fully described in the Lease, for a Term commencing June 25, 2005, and terminating December 31, 2012. The Premises located at 40 VSP is sometimes in this Amendment referred to as the “40 VSP Space.”

B. Tenant desires to expand the area of the Premises under the Lease by the addition of space in the Building located at 50 Valley Stream Parkway, Malvern, Pennsylvania (“50 VSP”), being approximately 16,054 rentable square feet (the “50 VSP Space”), and Landlord has agreed to such expansion subject to the provisions of this Amendment. The location of the 50 VSP Space within 50 VSP is shown on Exhibit A attached to this Amendment.

C. Landlord and Tenant intend that the 50 VSP Space will be improved by Landlord pursuant to plans prepared by Tenant’s Architect, with a target Commencement Date of August 1, 2006, subject to timely delivery of Tenant Construction Documents by Tenant to Landlord. Payment of electric costs and Annual Operating Expenses for the 50 VSP Space will begin on the 50 VSP Commencement Date, as defined below. Minimum Annual Rent will begin for the 50 VSP Space at a reduced rate two (2) months following the 50 VSP Commencement Date, and Minimum Annual Rent at the full rate will commence nine (9) months following the 50 VSP Commencement Date.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound hereby, agree that the Lease is amended as follows:

1. Lease Term for 50 VSP Space. The Term of the Lease for the 50 VSP Space shall commence on the date that is ten (10) days after the date of Substantial Completion (the “50 VSP Commencement Date”), and shall end at 11:59 P.M. on December 31, 2012, without the necessity for notice from either party, unless sooner terminated in accordance with the terms hereof or in the Lease. At Landlord’s request, Tenant shall confirm the 50 VSP Commencement Date by executing a lease commencement certificate.

2. Premises. Effective on the 50 VSP Commencement Date, Section 1(a) of the Lease defining “Premises” is amended by deleting the reference to “31,092” rentable square feet and inserting “47,146” in its place.

3. Minimum Annual Rent. Tenant shall continue to pay Minimum Annual Rent for the Premises as set forth in Section 1(e)(i) of the Lease until two (2) months following the 50 VSP Commencement Date, then Tenant shall pay Minimum Annual Rent for the Premises as follows:

Months	Monthly	Annual	Per RSF
Two Months following 50 VSP Commencement Date – 12/31/06	$47,872.54	$574,470.48	$12.18
Beginning 01/01/07	$48,908.94	$586,907.28	$12.45
Nine Months after 50 VSP Commencement Date – 12/31/07	$53,337.13	$640,045.56	$13.58
01/01/08 – 12/31/08	$54,908.66	$658,903.92	$13.98
01/01/09 – 12/31/09	$56,480.20	$677,762.40	$14.38
01/01/10 – 12/31/10	$58,051.73	$696,620.76	$14.78
01/01/11 – 12/31/11	$59,623.26	$715,479.12	$15.18
01/01/12 – 12/31/12	$61,194.80	$734,337.60	$15.58

4. Annual Operating Expenses and Electric Costs. In addition to Annual Operating Expenses paid by Tenant pursuant to Section 1(e)(ii) of the Lease with respect to the 40 VSP Space, beginning on the 50 VSP Commencement Date, Tenant shall pay Tenant’s Proportionate Share of Annual Operating Expenses for the 50 VSP Space estimated as of the date of this Amendment to be $6.85 per rentable square foot ($109,969.92 annually and $9,164.16 monthly), subject to adjustment pursuant to §7(a) and 7(c) of the Lease, and the costs of electricity consumed in the 50 VSP Space estimated as of the date of this Amendment to be $2.25 per rentable square foot ($36,121.56 annually and $3,010.13 monthly). Tenant’s Proportionate Share for 50 VSP shall be 51.8% (16,054 50 VSP Space/31,000 rsf total 50 VSP Building). The payment amount provided in this Section 4 is estimated, and may change from time to time depending on actual usage and electric company rates.

5. Initial Rent Payment. Upon delivery of this Amendment to Landlord Tenant shall pay to Landlord the following amounts for the 50 VSP Space:

First Monthly Installment of Minimum Annual Rent	$14,448.64
First Monthly Installment of Annual Operating Costs	$9,164.16
First Monthly Installment of Estimated Electric Costs	$3,010.13

Total	$26,622.93

6. Tenant Improvement Allowance. Landlord shall provide a Tenant Improvement Allowance in the amount of $330,712.40, to be applied as provided in this Amendment for (i) the Tenant Improvement Costs; and (ii) to the extent not applied by Landlord to the Tenant Improvement Costs, then to the Improvement Related Expenses as defined in Section 7(i) of this Amendment if elected by Tenant; and (iii) to the extent not applied by Landlord to the Tenant Improvement Costs, or by Tenant to the Improvement Related Expenses, any remaining amount of the Tenant Improvement Allowance shall be applied by Landlord to pay Minimum Annual Rent for the Premises beginning January 1, 2007.

7. Completion by Landlord; Acceptance of 50 VSP Space.

(a) Landlord’s Work.

(i) Before the 50 VSP Commencement Date, Landlord shall complete the following improvements at 50 VSP, including preparation of any necessary plans and construction documents, at Landlord’s sole cost and expense (and not to be deducted from the Tenant Improvement Allowance): (1) renovate the common area restrooms to meet applicable local and ADA codes (but not as a place of public accommodation), including repainting of existing toilet partitions and replacement of existing ceiling tiles, and repainting or installing new wall covering; (2) place all major building systems (which shall include the existing HVAC system, controls and distribution; electric, including existing lighting; plumbing; fire sprinkler; roof; and door entrance access system) in proper working order; (3) repair the pavement surface of the existing parking area as and where needed as reasonably determined by Landlord; (4) replace any concrete sidewalk or curb sections, which, in Landlord’s reasonable opinion, cannot be satisfactorily repaired; and (5) construct or repair as Landlord determines reasonably necessary, and in accordance with applicable building codes, demising walls to separate the 50 VSP Space from common areas and other tenant premises.

(ii) Before December 31, 2006, at 50 VSP, Landlord shall renovate the common area lobby, including but not limited to new flooring, wall finishes, lighting and ceiling.

(iii) Before December 31, 2006, at 50 VSP, Landlord shall replace not less than three (3) roof top HVAC units installed prior to 2001 and which supply zones within the 50 VSP Space, and continue each year thereafter the same replacement program until all such units are replaced. Changes in HVAC distribution and controls and increases, if any, in HVAC capacity required by the Tenant Improvements are part of the Tenant Improvements and shall be paid from the Tenant Improvement Allowance.

(iv) Landlord shall provide an exterior lighting allowance of $5,000.00 for adding exterior lighting in locations mutually agreed to by Landlord and Tenant, to be allocated between 40 VSP and 50 VSP as determined by Tenant (exterior lighting in excess of this exterior lighting allowance shall be at the Tenant’s cost).

(v) All of the work described in this Section 7(a) shall be referred to in this Amendment as the “Landlord’s Work”.

(b) Tenant Improvements. Not later than the date of this Amendment, Tenant shall cause Tenant’s architect (“Tenant’s Architect”), at Tenant’s cost, to prepare and to deliver to Landlord, at least five (5) sets each of construction drawings of and construction specifications of improvements for Tenant’s occupancy of the 50 VSP Space (the “Tenant Improvements”) in sufficient detail to enable Landlord to obtain a building permit and construct the Tenant Improvements (as may be modified, the “Tenant Construction Documents”) for Landlord’s review, approval (which may be withheld in Landlord’s reasonable discretion) and pricing in accordance with the procedure described below. Landlord may (but is not obligated to) make recommendations for changes to the Tenant Construction Documents, and Tenant may likewise make changes to the Tenant Construction Documents.

(i) Within twelve (12) business days after Tenant’s Architect has delivered the Tenant Construction Documents to Landlord, Landlord shall obtain at least three (3) fixed price bids for the Tenant Improvements based upon the Tenant Construction Documents. Bids shall provide alternative pricing with no overtime and with overtime to shorten the construction schedule. The purpose of obtaining the bids is the selection of the general contractor to complete the Tenant Improvements.

(ii) Within five (5) business days after Landlord has obtained at least three (3) fixed price bids for the Tenant Improvements in accordance with the above procedure, Landlord shall send copies of the bids and contractors’ supporting materials to Tenant, and Landlord and Tenant shall discuss, evaluate, and possibly adjust the bids. Landlord shall then, on or about the end of such five (5) day period, notify Tenant of the general contractor that Landlord has selected to complete the Tenant Improvements, taking into account the general contractor’s experience, Landlord’s working relationship with the general contractor, the scope of the Tenant Improvements, the time required to complete the Tenant Improvements, the amount of the bids, and the amount of the Tenant Improvement Allowance. If Landlord does not select the lowest qualified bidder, Landlord shall notify Tenant of the reasons for Landlord’s choice. The final fixed price, taking into account any Tenant approved change orders, together with Landlord’s construction supervision and management fee equal to two percent (2%) of the hard construction costs for supervising and managing the construction and installation of the Tenant Improvements, shall be the “Tenant Improvement Costs.” As used in this Amendment, the term “Tenant Improvements” shall include all of Tenant’s work and improvements shown on the Tenant Construction Documents.

(c) Changes in Tenant Construction Documents. Tenant shall have the right, from time to time after receipt of the Tenant Construction Documents, to make changes in and to the same. Within seven (7) business days after Tenant shall request a change in Tenant Construction Documents, Landlord shall notify Tenant in writing as to whether the change requested by Tenant will, in Landlord’s reasonable and good faith judgment, entail additional construction costs and/or additional construction time. If, in Landlord’s reasonable and good faith judgment, such changes will entail additional construction costs and/or additional construction time, such written notice shall contain Landlord’s reasonable estimate of the additional construction costs and/or additional construction time that the same will entail. Tenant shall notify Landlord in writing within five (5) business days after such determination as to whether Tenant wishes to make the changes in question. If Tenant shall not so notify Landlord, it shall be conclusively deemed that Tenant has elected to withdraw the proposed change in Tenant Construction Documents. Conversely, if Tenant shall notify Landlord that Tenant nonetheless wishes to make the change in question, then:

(i) the Tenant Construction Documents shall be deemed to be changed as set forth in Tenant’s request; and

(ii) to the extent that Landlord shall incur additional construction costs resulting from such changes, the provisions of subsection (j) below shall apply with respect to timing of required payments.

(d) Landlord Non-Material Changes. Landlord shall have the right, from time to time to make non-material changes (in terms of aesthetics, timing, or cost to Tenant) in and to Landlord’s Work and the Tenant Construction Documents to the extent that the same shall be necessary or desirable for Landlord:

(i) in connection with Landlord’s completion of the Landlord’s Work and/or

(ii) in order to cause Landlord’s Work or the Tenant Improvements to comply with any applicable requirements of public authorities and/or requirements of insurance bodies.

(e) Punch List. Within ten (10) days after the Commencement Date, Tenant shall give Landlord a written list (the “Final Punch List”) of all contended defects, if any, in Landlord’s construction work. Any and all such defects not set forth in the Final Punch List shall be conclusively deemed to be waived by Tenant. Landlord shall correct all items on the Final Punch List that constitute valid defects within forty-five (45) days after Landlord’s receipt of the Final Punch List, unless the nature of the defect or variance is such that a longer period of time is required to repair or correct the same, in which case Landlord shall exercise due diligence in correcting such defect or variance at the earliest possible date and with a minimum of interference with the operation of Tenant. Any disagreement that may arise between Landlord and Tenant with respect to whether an item on the Final Punch List constitutes a valid defect shall be reasonably determined by Tenant’s Architect. By occupying the 50 VSP Space as a Tenant, Tenant shall be conclusively deemed to have accepted the same and to have acknowledged that the 50 VSP Space is in the condition required by this Amendment, except as to any defects set forth in the Final Punch List, or as to any defects not discernible by a reasonable inspection (“Latent Defects”); provided that as to Latent Defects, Landlord shall have no obligation to correct Latent Defects unless Tenant shall have notified Landlord of the same within one (1) year following the Commencement Date.

(f) Target Substantial Completion Date. Landlord shall use commercially reasonable efforts to cause Landlord’s Work and the Tenant Improvements to be Substantially Completed and ready for use and occupancy by Tenant on or before July 22, 2006 (i.e., ten (10) days before August 1, 2006) (the “Target Substantial Completion Date”), subject to extension for Tenant Delays (as defined below) and Force Majeure Delays (as defined below). All construction shall be done in a good and workmanlike manner and shall comply at the time of completion with all applicable and lawful laws, ordinances, regulations and orders of the federal, state, county or other governmental authorities having jurisdiction thereof.

(i) “Force Majeure Delays” as used in this Amendment means delays resulting from causes beyond the reasonable control of the Landlord, including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any governmental body or authority having jurisdiction over any portion of 50 VSP, over the construction anticipated to occur thereon or over any uses thereof, or by delays in inspections or in issuing approvals by permits by governmental agencies authorities, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance (whether or not on the part of agents or employees of either party hereto engaged in the construction of the 50 VSP Space), civil disturbance, order of any government, court or regulatory body claiming jurisdiction or otherwise, act of public enemy, war, riot, terrorism, sabotage, blockage, embargo, failure or inability to secure materials, supplies or labor through ordinary sources by reason of shortages or priority, earthquake, or other natural disaster, or any cause whatsoever beyond the reasonable control (expressly excluding financial inability under all circumstances) of the Landlord, or any of its contractors or other representatives, whether or not similar to any of the causes hereinabove stated. Landlord will give Tenant notice of Force Majeure Delays claimed by Landlord.

(ii) “Tenant Delays” as used in this Amendment mean any delay in the completion of the Tenant Improvements or Landlord’s Work resulting from any one or more of the following: (A) delays by Tenant’s Architect in preparing and delivering to Landlord the Tenant Construction Documents in accordance with Section 7(b); (B) any delay of any nature caused by Tenant, Tenant’s Architect or anyone else for whom Tenant is responsible in acting and responding, or otherwise complying with its or their applicable responsibilities under, under Sections 7(b)(i) and (ii); (C) Tenant’s requested modifications to the Tenant Construction Documents, or any other Tenant-initiated change orders to the Tenant Improvements; (D) the performance by Tenant, or any person, firm or corporation employed by Tenant or its representatives or agents, of any work in or about the 50 VSP Space, whether pursuant to Section 7(h) or otherwise; and (E) any other act or failure to act by Tenant, Tenant’s Architect, anyone else for whom Tenant is responsible, that would in any way be construed as any interference with Landlord, or its contractors in the completion of the Tenant’s Work or the Landlord’s Work. Landlord will give Tenant notice of Tenant Delays claimed by Landlord. If Tenant disputes Landlord’s claim of Tenant Delay or the duration of the Tenant’s Delay, Tenant shall give Landlord notice of such dispute, and Tenant’s Architect and Landlord’s Senior Vice President of Development and Construction shall promptly attempt to resolve such dispute. If they cannot resolve such dispute, they shall jointly select an experienced, independent construction professional who shall resolve the dispute and whose decision shall be final.

(iii) If the date of Substantial Completion is delayed as a result of any Tenant Delay, the Tenant Improvements and the Landlord’s Work shall be deemed to have been completed as of the date such work would have been completed but for such Tenant Delay, the Term of the Lease of the 50 VSP Space (for all purposes other than Tenant’s right to occupy the 50 VSP Space), and the Commencement Date shall commence on the date that it would have but for such Tenant Delay, but as it may have been extended by reason of Force Majeure Delays and other delays not caused by Tenant.

(iv) Tenant’s Right to Terminate. If the Landlord’s Work and the Tenant Improvements are not Substantially Completed on or before 165 days from the date of this Amendment, as extended for Force Majeure Delays and/or Tenant Delays, then Tenant, as Tenant’s sole and exclusive right and remedy, shall have the right to terminate this Amendment by giving Landlord notice of termination on or before the date that is 175 days after the date of this Amendment.

Approved:
Regional Director, Senior Vice President

(v) Landlord’s Right to Terminate. If the Landlord’s Work and the Tenant’s Improvements are not Substantially Completed on or before 225 days from the date of this Amendment, taking into account only Force Majeure Delays and/or Tenant Delays and Landlord, in good faith, believes, that

Substantial Completion will not occur until 285 days from the date of this Amendment, Landlord will give Tenant notice of termination of this Amendment on or before 235 days from the date of this Amendment. If Landlord terminates pursuant to this Section 7(f)(v), Tenant may require Landlord to withdraw its notice of termination by: (A) giving Landlord written notice thereof within ten (10) days from receiving Landlord’s notice of termination, whereupon this Amendment shall be reinstated and shall remain in full force in effect, and not be subject to termination under this Section 7(f)(v).

Approved:
Regional Director, Senior Vice President

(g) Substantial Completion. “Substantial Completion”, or “Substantially Completed”, shall mean that, (i) in the reasonable opinion of Landlord’s and Tenant’s architects, the Landlord’s Work and the Tenant Improvements have been completed except only minor matters of mechanical adjustment and finish work, none of which interferes in any material way with Tenant’s use of the 50 VSP Space, (ii) all public utilities are connected to 50 VSP by Landlord, (iii) existing telephone lines are connected to the 50 VSP demarc location by Landlord; and (iv) a certificate of occupancy has been issued for 50 VPS by the applicable governmental authority. In the event that the architects are unable to agree under Section 7(g)(i), the matter shall be submitted to the binding determination of a third architect selected by them, or if they are unable to agree on the third architect, then the third architect shall be selected by the American Arbitration Association.

(h) Limitations on Early Access. Tenant and its authorized agents, employees and contractors shall have the right at Tenant’s own risk, expense and responsibility at all reasonable times upon prior written notice to Landlord to enter the 50 VSP Space prior to the Commencement Date for the purpose of taking measurements and installing its wiring, cabling security systems, furnishings and equipment; provided that Tenant shall be subject to all provisions of the Lease (including but not limited to the requirements of Section 9 concerning Alterations), except for the payment of Minimum Annual Rent, Annual Operating Expenses and electric costs, and Tenant’s work shall not interfere with Landlord’s Work or the Tenant Improvements. Contractors engaged by Tenant for Tenant’s work within the Premises shall be compatible with the contractors engaged by Landlord, as determined by Landlord in its reasonable discretion.

(i) Improvement Related Expenses. Tenant may apply up to $64,216.00 of the Tenant Improvement Allowance for the following items directly related to the Tenant Improvements to allow Tenant to occupy 50 VSP: (1) architectural/engineering fees; (2) security system installation (hardware, software, wiring), and (3) telecommunications wiring/cabling in 50 VSP (the “Improvement Related Expenses”). Tenant may present invoices for such items to Landlord for payment from the Tenant Improvement Allowance not later than sixty (60) days after the 50 VSP Commencement Date.

(j) Final Tenant Improvement Costs and Tenant Improvement Allowance. If the final Tenant Improvement Costs, including any changes thereto as a result of change orders approved by Tenant, is more than the Tenant Improvement Allowance, Tenant shall pay such difference to Landlord within ten (10) days of delivery to Tenant by Landlord of invoices for completed work.

(k) Tenant Examination. Tenant has examined and knows the current condition of the 50 VSP Space, the zoning, streets, sidewalks, parking areas, curbs and access ways adjoining it, visible easements, any surface conditions and the present uses, and Tenant accepts them in the condition in which they now are, without relying on any representation, covenant or warranty by Landlord.

(l) Landlord Notice of Job Meetings. Landlord shall notify Tenant of job meetings for the construction of the Tenant Improvements, and Tenant shall have the right to attend and participate in such meetings in order to monitor the status of the work and compliance with the Tenant Construction Documents.

(m) Landlord Repair Covenant. Landlord covenants that it shall repair or replace at its expense defective materials or workmanship in the construction of the Landlord’s Work or the Tenant Improvements brought to its attention within one (1) year following Substantial Completion of the work in question, or within such longer period as may be provided by any warranty obtained by Landlord from its contractor or supplier. The foregoing shall be the sole and exclusive warranty relating to construction, and Tenant expressly WAIVES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TENANT FURTHER WAIVES ANY OTHER REMEDIES ARISING FROM ANY BREACH OF WARRANTIES RELATING TO CONSTRUCTION OF THE 50 VSP SPACE, INCLUDING WITHOUT LIMITATION AND CLAIMS FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

(n) Test Fit Costs. In addition to the Tenant Improvement Allowance, Landlord shall reimburse Tenant up to $1,926.48 for the out of pocket costs for preparation of “test fit” architectural plans for the 50 VSP Space, upon submission of substantiation for such costs to Landlord.

8. Security Deposit. Landlord may apply the $400,000.00 Security Deposit to a default with respect to either or both of 40 VSP and 50 VSP.

9. Expansion to Another Building. Section 32 is deleted and replaced with the following:

(a) If Tenant desires to expand to occupy at least 65,000 total contiguous rentable square feet of office/R&D/light assembly space (“Tenant’s Expansion Requirement”) and provided that an Event of Default is not then continuing, Tenant may notify Landlord no later than the end of fifty-seventh (57th) month of the Term. Within fifteen (15) days after receipt of Tenant’s notice (“Expansion Notice Date”), Landlord will then notify Tenant whether or not Landlord has any space to offer to Tenant to satisfy Tenant’s Expansion Requirement available in the Search Area (defined below) commencing on the date which coincides with the beginning of the seventieth (70th) month of the Term (“Landlord’s Notice”). The available space in the Search Area must be in a single building of comparable quality with comparable visibility to 40 Valley Stream Parkway and reasonably acceptable to Tenant (“Acceptable Expansion Building”). Landlord may offer space comparable to the Premises in the Route 202 corridor, defined as excluding the King of Prussia submarket (Upper Merion Township, Montgomery County) but including other buildings owned by Landlord in Chester County moving South along Route 202, and in all events located North of Route 3 (the “Search Area”).

(b) If an Acceptable Expansion Building is available commencing on the date which coincides with the beginning of the seventieth (70th) month of the Term, Tenant and Landlord shall negotiate in good faith the terms of the lease for the Acceptable Expansion Building (“Expansion Building Lease”), and shall enter into such lease no later than sixty (60) days after the Expansion Notice Date. The lease terms shall be subject to mutual good faith acceptance by Landlord and Tenant, shall provide for commencement on or before beginning of the seventieth (70th) month of the Term, shall provide for a term of at least five (5) years, with rents at then market rates for the market of the Acceptable Expansion Building, and otherwise shall be at then market terms. If the Expansion Building Lease is signed within sixty (60) days after the Expansion Notice Date, Landlord agrees to terminate this Lease effective the end of the sixty-ninth (69th) month of the Term, provided there in then no continuing Event of Default.

(c) If an Acceptable Expansion Building is not available commencing on the date which coincides with the beginning of the seventieth (70th) month of the Term, Landlord agrees to permit Tenant to terminate this Lease, with the termination date at the end of the sixty-ninth (69th) month of the Term (the “Early Termination Date”), so long as no Event of Default is then continuing. Tenant must give Landlord notice to terminate no later than fifteen (15) days after receipt of Landlord’s Notice, time being of the essence. In exchange for early termination, Tenant shall pay to Landlord, at least sixty (60) days prior to the Early Termination Date, the balance of Landlord’s unamortized lease transaction costs as of the Early Termination Date. Landlord’s schedule of unamortized lease transaction costs is set forth on Exhibit B - Landlord’s Schedule of Unamortized Costs.

10. Building Access. Landlord will either manually lock and unlock the front entrance doors to the 50 VSP lobby, or provide an electronic access system. 50 VSP will be open during Business Hours. Tenant may install a security system at its 50 VSP Premises entrance door within the Building and at the entrance doors from the Premises directly out of the Building. Tenant, at Tenant’s sole cost, shall remove the security system upon termination of the Lease and repair all damage, including but not limited to repairing holes in walls and doors.

11. Parking. Tenant shall have the non-exclusive right to use its Proportionate Share of parking spaces at 50 VSP for its employees and invitees.

12. Building and Monument Signs. Landlord will provide Building standard tenant identification signage for Tenant on the Building directory in the lobby and at the main entrance to the 50 VSP Space not later than the 50 VSP Commencement Date. Landlord will place Tenant’s company name on the existing monument sign at 50 VSP, subject to and in compliance with all applicable Laws and Requirements and recorded covenants and agreements and Landlord’s building standard signage material and colors and sized and located upon the monument as reasonably determine by Landlord. Tenant’s right to monument signage as described in this Section shall terminate if Tenant vacates 50 VSP.

13. Confession of Judgment. Tenant hereby agrees to the Confession of Judgment provision as set forth in Section 23 of the Lease, restated as follows:

(a) When this lease and the Term or any extension thereof shall have been terminated on account of any monetary default by Tenant, or when the Term or any extension thereof shall have expired, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania to appear for Tenant and for anyone claiming by, through or under Tenant and to confess judgment against all such parties, and in favor of Landlord, in ejectment and for the recovery of possession of the Premises, for which this lease or a true and correct copy hereof shall be good and sufficient warrant. AFTER THE ENTRY OF ANY SUCH JUDGMENT A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING. If for any reason after such action shall have been commenced it shall be determined and possession of the Premises remain in or be restored to Tenant, Landlord shall have the right for the same default and upon any subsequent default(s) or upon the termination of this lease or Tenant’s right of possession as herein set forth, to again confess judgment as herein provided, for which this lease or a true and correct copy hereof shall be good and sufficient warrant. Notwithstanding anything to the contrary herein, Landlord shall provide Tenant with ten (10) days prior written notice of its intent to confess judgment.

(b) The warrant to confess judgment set forth above shall continue in full force and effect and be unaffected by amendments to this lease or other agreements between Landlord and Tenant even if any such amendments or other agreements increase Tenant’s obligations or expand the size of the Premises. Tenant waives any procedural errors in connection with the entry of any such judgment or in the issuance of any one or more writs of possession or execution or garnishment thereon.

(c) TENANT KNOWINGLY AND EXPRESSLY WAIVES (i) ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES AND (ii) ANY RIGHT WHICH TENANT MAY HAVE TO NOTICE AND TO HEARING PRIOR TO A LEVY UPON OR ATTACHMENT OF TENANT’S PROPERTY OR THEREAFTER.

14. Option to Extend Term. The Option to Extend Term provided in Section 28 of the Lease may be exercised by Tenant with respect to both 40 VSP and 50 VSP, or either 40 VPS or 50 VSP.

15. Rooftop Communications Systems. Section 29 of the Lease shall apply to 40 VSP and 50 VSP.

16. Separate Leases. Upon written request from Landlord to Tenant, Tenant will enter into a separate lease for each of 40 VSP and 50 VSP if Landlord represents to Tenant that separate leases are reasonably required in order to accommodate the sale or refinancing of either 40 VSP or 50 VSP, or if Tenant exercises the Option to Extend Term set forth in Section 28 of the Lease for either the 40 VSP Space but not the 50 VSP Space, or for other similar business purposes. The separate leases shall fairly represent the provisions of the Lease applicable to 40 VSP and 50 VSP, and provide an allocation of 90% of the Security Deposit to 40 VSP and 10% of the Security Deposit to 50 VSP; provided, however, that if Tenant subsequently leases additional space in 50 VSP, and the Security Deposit is increased, Landlord may modify the 10%/90% allocation by written notice to Tenant.

17. Leasing Activity Notice. For a period ending six (6) months following the 50 VSP Commencement Date Landlord shall notify Tenant within three (3) business days of delivering a written lease proposal to a prospective tenant, whether such proposal is in response to a request from a prospective tenant or is unsolicited.

18. Broker. The parties agree that they have dealt with no brokers in connection with this Amendment other than Studley, Inc., whose commission shall be paid by Landlord. Landlord shall indemnify and hold Tenant harmless from the commission owed to Studley, Inc. Each party agrees to indemnify and hold the other harmless from any and all other claims for commissions or fees in connection with the 50 VSP Space and this Amendment from any other real estate brokers or agents with whom they may have dealt.

19. Lease In Full Force And Effect. Except as expressly modified herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:

LIBERTY PROPERTY LIMITED PARTNERSHIP

	By:	Liberty Property Trust, Sole General Partner

		By:	/s/ James J. Mazzarelli, Jr.
		Name:	James J. Mazzarelli, Jr.
		Title:	Senior Vice President / Regional Director

TENANT:

AUXILIUM PHARMACEUTICALS, INC.
Attest:

	By:	/s/ Gerri Henwood
Name:	Name:	Geraldine A. Henwood
Title:	Title:	Chief Executive Officer and Interim President

EXHIBIT A

PLAN OF 50 VSP SPACE

Exhibit B

First Amendment to Agreement of Lease between Liberty Property Limited Partnership (“Landlord”) and Auxilium Pharmaceuticals, Inc. (“Tenant”)

Unamortized lease transaction costs at end of sixty-ninth (69th) month:

40 Valley Stream Parkway	$310,283.26
50 Valley Stream Parkway	$66,894.12

Total:	$377,177.38

Unamortized lease transaction costs include remainder of:

a)	Tenant improvement allowance
b)	Commission to Real Estate Broker
c)	Internal commission, Liberty Property Trust
d)	Space planning fee
e)	Legal expense for preparing and completing lease document and exhibits
f)	Exterior tenant identification signage

Lease transaction costs are amortized over lease term at 10% amortization rate.